Exhibit 4.3a

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 22, 2006, among Neff Rental LLC, a Delaware limited liability company (the “Company”), Neff Finance Corp., a Delaware corporation (together with the Company, the “Issuers”), Neff Rental, Inc., a Florida corporation (the “Existing Guarantor”), Valley Rents and Ready Mix, Inc., a Delaware corporation and an indirect subsidiary of the Company  (the “Additional Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers and the Existing Guarantor have heretofore executed and delivered to the Trustee an indenture, dated as of June 3, 2005 and amended and restated in its entirety as of July 8, 2005 (the “Indenture”), pursuant to which the Issuers issued $80.0 million in aggregate principal amount of their 13% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Issuers shall cause the Additional Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth in Article 11 of the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Existing Guarantor, the Additional Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Guarantee.  The Additional Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 11 thereof, and agrees that it shall be subject to, and bound by, all of the terms of the Indenture applicable to the Guarantors.

3.             Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.             No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Additional Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a

Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

5.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.             The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers, the Existing Guarantor and the Additional Guarantor.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:  May      , 2006

VALLEY RENTS AND READY MIX, INC.

By:
Name:
Title:

NEFF RENTAL LLC

By:
Name:
Title:

NEFF FINANCE CORP.

By:
Name:
Title:

NEFF RENTAL, INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory